Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 1,926,733,027.40	0.0001381	$ 266,081.83
Fees Previously Paid
	Total Transaction Valuation:	$ 1,926,733,027.40
	Total Fees Due for Filing:			$ 266,081.83
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 266,081.83
Offering Note
[1]	* Estimated solely for purposes of calculating the filing fee. The transaction valuation was calculated by adding (a) the product of (i) $10.50 (the "Offer Price") and (ii) 169,824,232 Shares issued and outstanding, (b) the product of (i) 1,126,024 Shares subject to outstanding options granted and outstanding under equity plans with an exercise price less than the Offer Price and (ii) the excess of the Offer Price over $3.14 (the weighted average exercise price of such options as of September 8, 2026), (c) the product of (i) 10,359,498 restricted stock units and (ii) the Offer Price, (d) the product of (i) 2,364,836 performance stock units (assuming target levels of performance) and (ii) the Offer Price, and (e) the product of (i) 341,204 Shares subject to outstanding purchase rights under the Company ESPP and (ii) the excess of the Offer Price over $5.56 (the purchase price for the Shares subject to outstanding purchase rights under the Company ESPP). Except as otherwise noted, the calculation of the filing fee is based on information provided by ACV Auctions Inc. ("ACV") as of September 8, 2026. The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory for Fiscal Year 2026, effective October 1, 2025, by multiplying the transaction value by 0.00013810. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement and Plan of Merger, by and among Copart, Inc., Apple Merger Sub, Inc., and ACV, dated as of September 10, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources